Exhibit 10.1

October 11, 2021

Mr. Cort O’Haver

At the address on file with the Company

Dear Cort:

This letter (this “Letter Agreement”) memorializes our agreement regarding the terms of your employment with, and service to, Columbia Banking System, Inc. (the “Company”) following the completion of the Merger contemplated by the Agreement and Plan of Merger, by and among Umpqua Holdings Corporation (“Umpqua”), the Company and Cascade Merger Sub, Inc., dated as of October 11, 2021 (the “Merger Agreement”). Capitalized terms used but not defined in this Letter Agreement have the meanings ascribed to them in the Merger Agreement.

1.	Term

The term of this Letter Agreement will commence on the Closing Date and end on the fifth anniversary of the Closing Date. If your employment with Umpqua and Umpqua Bank terminates for any reason before the Closing or if the Merger Agreement is terminated before the Closing in accordance with its terms, this Letter Agreement will automatically terminate and be void ab initio, and neither of the parties will have any obligations hereunder.

2.	Employment Period

A.	Position; Reporting; Duties; Location

From the Closing Date until the third anniversary of the Closing Date or such earlier date on which your employment terminates as contemplated herein (the “Employment Period”), you will serve as an employee of the Company with the title of Executive Chairman of the Company’s Board of Directors (the “Board”) and of the Board of Directors of the Surviving Bank (the “Bank”, and such board, the “Bank Board”), reporting directly and exclusively to the Board. While serving as Executive Chairman, consistent with the Columbia Bylaw Amendment, the Board will nominate you to the Board and the Company will appoint you as Executive Chairman of the Bank Board.

During your tenure as Executive Chairman, your duties will be as set forth on the attached Exhibit A, which will be performed at the Company’s offices in the Portland, Oregon metropolitan area or such other location as mutually agreed between you, the Board and the Chief Executive Officer of the Company (the “CEO”). You agree that you will be subject to the Company’s and the Bank’s policies applicable to similarly situated executives as in effect from time to time, including the Code of Conduct, stock ownership guidelines and clawback policy.

B.	Employment Period Compensation

Annual Base Salary. During the Employment Period, your annual base salary (“Annual Base Salary”) will be $1,250,000, payable to you in accordance with the Company’s payroll policies. Your Annual Base Salary will be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased but not decreased. The term Annual Base Salary as utilized in this Letter Agreement will refer to Annual Base Salary as in effect from time to time, including any increases thereto.

Target Annual Incentive Opportunity. For each fiscal year during the Employment Period, you will be eligible to earn an annual cash incentive award with a target opportunity of 100% of Annual Base Salary (the “Target Incentive Opportunity”), with the amount awarded to be determined by the Compensation Committee and payable in accordance with the annual cash incentive plan applicable to other senior executives of the Company. Your Target Incentive Opportunity will be reviewed annually by the Compensation Committee and may be increased but not decreased. Notwithstanding the foregoing, the amount of your annual incentive award for the fiscal year in which the Closing Date occurs will not be duplicative of any prorated annual bonus that may be paid to you by Umpqua in connection with the Closing for the portion of Umpqua’s fiscal year elapsed prior to the Closing Date.

Target Long-Term Incentive Opportunity. For each fiscal year during the Employment Period (commencing with the annual grant cycle in the fiscal year in which the Closing Date occurs, assuming you have not received an annual grant from Umpqua in respect of such fiscal year prior to the Closing Date), you will be granted annual long-term incentive awards with a target grant date fair value of 200% of Annual Base Salary (the “Target LTI Opportunity”); provided, however, that if the target grant date fair value of any annual long-term incentive awards granted to you by Umpqua for the fiscal year in which the Closing Date occurs is less than 200% of your Annual Base Salary as set forth in this Letter Agreement, promptly following the Closing (and in no event later than thirty (30) days after the Closing Date), you will receive an additional grant such that your total long-term incentive award grant for the fiscal year in which the Closing Date occurs has a target opportunity equal to 200% of Annual Base Salary. The grant timing, form and terms and conditions of your long-term incentive awards will be as determined by the Compensation Committee and will be no less favorable than those applicable to other senior executives of the Company; provided, however, that in no event will the portion of the Target LTI Opportunity that vests, in whole or in part, based on the satisfaction of performance conditions be greater than 60% of the Target LTI Opportunity. For the avoidance of doubt, if you have not received a grant from Umpqua in respect of the fiscal year in which the Closing Date occurs, you will receive a grant equal to the Target LTI Opportunity from the Company in respect of the annual grant cycle for such year even if the Company made its annual long-term incentive award grants to other senior executives for such year prior to the Closing Date.

Benefits; Expense Reimbursement. You will be entitled to employee benefits on terms that are no less favorable than those provided to other senior executives of the Company, as in effect from time to time, in addition to business expense and business transportation benefits in accordance with the Company’s policies for other senior executives as in effect from time to time (but no less favorable than those provided to you prior to the Closing Date).

Indemnification. The Company will indemnify you (including, for the avoidance of doubt, by providing you with advancement of expenses) to the fullest extent permitted by law against any actual or threatened action, suit or proceeding and provide you with directors’ and officers’ insurance coverage, in each case, with respect to your services as an executive officer and director of the Company and the Bank, on terms no less favorable than those applicable to any other executive officers and directors of the Company and the Bank, for so long as the potential liability for action exists. In addition, you will continue to have the indemnification and directors’ and officers’ coverage set forth in Section 6.7 of the Merger Agreement.

3.	DC Amount; Synergy Integration Award

In full satisfaction of the obligations under Sections 5.4(a) and 5.4(b) of your amended and restated employment agreement with Umpqua and Umpqua Bank, dated as of April 1, 2021 (the “Employment Agreement”), the Company will credit $5,250,000 (which consists of 2.5 times your annual base salary of $1,050,000 as of the date hereof and 2.5 times your target annual incentive opportunity of $1,050,000 as of the date hereof) (the “DC Amount”) to a deferred compensation account established in your name under a deferred compensation plan maintained by the Company on or as soon as reasonably practicable (and no later than thirty (30) days) after the Closing Date. The DC Amount will not be subject to any vesting or service requirements and, through the dates of payment, may be deemed invested in the investment alternatives available under the applicable deferred compensation plan. The DC Amount (as adjusted for any gains or losses with respect to such deemed investments) will be paid to you in equal installments over two (2) years in accordance with the Company’s normal payroll practices, but no less frequently than monthly, upon your “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the applicable regulations thereunder (“Section 409A”).

By signing this Letter Agreement, you are agreeing that the obligations under the Employment Agreement (including all obligations under Sections 5.4(a) and 5.4(b)) will be handled as set forth herein and that, effective as of the Closing Date, the Employment Agreement will terminate and be of no force or effect.

In addition, on or as soon as reasonably practicable (and in any case no later than thirty (30) days) after the Closing Date, you will be granted a synergy integration award in the form of restricted stock units with a grant date fair value of $5,000,000 (the “Synergy Integration Award”) in consideration of your services hereunder and in support of a swift and comprehensive integration of Umpqua and the Company. The Synergy Integration Award will vest and be paid as follows: 34% will vest on the Core Operating and Business Banking Treasury Management systems conversion date of the banking operation of the Company and Umpqua (the “Systems Conversion Date”), 33% will vest on the first anniversary of the Systems Conversion Date and the remaining 33% will vest on the second anniversary of the Systems Conversion Date (the Systems Conversion Date and each such anniversary, a “Vesting Date”), subject to your continued employment with the Company, except as contemplated hereunder. The Synergy Integration Award will accrue dividends or dividend equivalents through the applicable settlement dates and may, if mutually agreed by you and the Company, be subject to performance vesting conditions. The vested portion of the Synergy Integration Award and any related accrued dividends or dividend equivalents shall be settled by the delivery of shares of Company common stock on or as soon as reasonably practicable (and no later than thirty (30) days) after the applicable Vesting Date.

4.	Termination of Employment

The payments and benefits provided below under this Section 4 (other than the Accrued Obligations and the Other Benefits (in each case as defined below)) are subject to your execution, delivery to the Company, and non-revocation within the period after the Date of Termination specified in a release of claims substantially in the form attached hereto as Exhibit B (the “Release”), provided that such Release shall not be required in the event of your death and your legal representative may execute such Release in the case of your Disability (as defined below).

A.	Good Reason; Other Than for Cause, Death, or Disability

If, during the Employment Period, the Company terminates your employment other than for Cause (as defined below) and other than by reason of your death or Disability, or you resign your employment with Good Reason (as defined below), the Company shall pay or provide to you the following:

(1)

as soon as reasonably practicable following the Date of Termination (as defined below) and in no event later than thirty (30) days thereafter, (A) a lump sum cash payment consisting of any (i) accrued Annual Base Salary, (ii) any annual cash incentive award earned by you and awarded by the Compensation Committee for a completed fiscal year (with any portion of such incentive award that was previously deferred to be paid in accordance with the applicable deferral arrangement and any election thereunder), (iii) unused vacation accrued through the Date of Termination, and (iv) any unreimbursed expenses incurred through the Date of Termination that are subject to reimbursement pursuant to the policies applicable to you, in each case to the extent unpaid (the “Accrued Obligations”), and (B) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy, practice, contract, or agreement of the Company through the Date of Termination, with any amounts or benefits that constitute non-qualified deferred compensation under Section 409A to be paid or settled at the earliest permissible date for purposes of Section 409A (collectively, the “Other Benefits”);

(2)

a lump sum cash payment equal to the product of (A) the sum of the Annual Base Salary and Target Incentive Opportunity and (B) the number equal to the quotient of (x) the number of full and partial months remaining in the Employment Period following the Date of Termination divided by (y) twelve (12), paid as soon as reasonably practicable after the Release effective date (without revocation by you) and no later than the 60th calendar day following the Date of Termination; provided that, following a change in control of the Company (as defined in the Company’s 2018 Equity Incentive Plan) occurring after the Closing Date (a “Company CIC”), the severance amount that you will be entitled to receive under this Section 4.A(2) shall be no less than the product of (A) the sum of the Annual Base Salary and Target Incentive Opportunity and (B) two and one-half (2.5);

(3)

a prorated annual cash incentive award for the fiscal year in which the Date of Termination occurs based upon the period of time elapsed during such fiscal year prior to the Date of Termination, calculated on a basis no less favorable than is applicable to other senior executives of the Company and assuming that any individual performance goals are satisfied in full, payable at the time that annual incentive awards are paid to other executives of the Company generally (with any portion of such incentive award that was previously deferred to be paid in accordance with the applicable deferral arrangement and any election thereunder); provided that, following a Company CIC, any such prorated annual cash incentive award will be based on the Target Incentive Opportunity and payable at the time the severance in Section 4.A(2) is paid (the “Prorated Bonus”);

(4)

for twenty-four (24) months following the Date of Termination, a monthly cash payment equal to the monthly premium under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in effect as of the Date of Termination for the level of coverage in effect for you under the Company’s group health plan (the “COBRA Benefits”);

(5)

(A) any outstanding cash or equity-based long-term incentive awards held by you (whether granted prior to or after the Closing Date and including the Synergy Integration Award (with any performance conditions to be deemed satisfied in full)) will vest in full (without proration) with respect to any service vesting requirement on the Date of Termination, with any awards that are subject to a performance-vesting condition on the Date of Termination (excluding the Synergy Integration Award, to the extent there are applicable performance metrics) to remain outstanding and be eligible to be earned in full (without proration) based on the level of performance achieved as determined on a basis no less favorable than that applicable to other senior executives of the Company holding such awards, including upon a Company CIC, as if you had remained employed for the full performance period. Any such vested awards (other than performance-vesting awards for which the performance-vesting condition continues following the Date of Termination) will be settled or paid to you within thirty (30) days of the Date of Termination (or such later date as may be required to avoid the imposition of penalty taxes under Section 409A), and any such performance-vesting awards that are determined to earned will be settled at the time that similar awards held by active executive officers of the Company are settled generally (the “LTI Benefits”); and

(6)	the Advisor Fees (as defined below) that otherwise would have been payable during the Advisor Period (as defined below) will be paid in a lump sum within thirty (30) days of the Date of Termination.

For purposes of this Letter Agreement and your outstanding equity awards granted prior to, on or after the Closing Date, the following terms shall have the meanings set forth below:

“Cause” means your (i) willful misfeasance or gross negligence in the performance of your duties; (ii) conduct demonstrably and significantly harmful to the Company (which would include willful violation of any final cease-and-desist order applicable to the Bank); or (iii) conviction of a felony. For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company and the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or the Bank Board or based upon the advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company or the Bank. Prior to the third anniversary of the Closing Date, your cessation of employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of at least 75% of the full Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail. Any references to the Company and the Board as used in this definition shall refer to the ultimate parent entity and its board of directors, respectively, following any Company CIC.

“Date of Termination” means the date of your termination of employment with the Company and its affiliates.

“Disability” means your absence from your duties with the Company on a full-time basis for ninety (90) consecutive days, or a total of one hundred and eighty (180) days in any twelve (12)-month period, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by Umpqua or its insurers and acceptable to you or your legal representative.

“Good Reason” means an action taken by the Company resulting in a material negative change in your employment relationship with the Company or the Bank, which shall include, without limitation, the occurrence of any one or more of the following conditions during the Employment Period, without your written consent: (i) a reduction of the Annual Base Salary, Target Incentive Opportunity, or Target LTI Opportunity, unless the reduction is in connection with, and commensurate with, reductions in the salaries and target incentive opportunities of all or substantially all similarly situated executives of the Company; (ii) a requirement for you to perform your services hereunder at a facility or location other than as specified in this Letter Agreement; (iii) the assignment to you of duties materially inconsistent with your positions (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by this Letter Agreement, or a material, adverse change in your positions, authority, duties or responsibilities; (iv) any change in your titles or positions from those contemplated in this Agreement (including at the ultimate parent entity, following a Company CIC), or a failure by the Company or the Board to appoint, nominate or elect, as applicable, you to the positions contemplated by this Letter Agreement; or (v) in connection with a Company CIC, the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the Letter Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law. Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a) you shall have given written notice of such event to the Company within ninety (90) days after the initial occurrence thereof, (b) the Company and the Bank shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties) (the “Cure Period”), and (c) you terminate employment within thirty (30) days after expiration of such Cure Period. Any references to the Company and the Board as used in this definition shall refer to the ultimate parent entity and its board of directors, respectively, following any Company CIC.

B.	Death or Disability

If your employment is terminated by reason of your death or Disability, this Letter Agreement will terminate without further obligations to you, other than the obligation to pay or provide to you or your estate, as applicable, at the times set forth in Section 4.A above (provided that, with respect to any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A, payment shall be made on such earlier date as permitted under Section 409A upon a termination due to death):

(1)	the Accrued Obligations and the payment or provision of the Other Benefits to you, your estate or beneficiary;

(2)	the Prorated Bonus;

(3)	the COBRA Benefits;

(4)	the LTI Benefits; and

(5)	the Advisor Fees that otherwise would have been payable during the Advisor Period.

C.	At the Conclusion of the Employment Period

At the conclusion of the Employment Period, you will be eligible to receive, at the times set forth in Section 4.A above:

(1)	the Accrued Obligations and the payment or provision of the Other Benefits;

(2)	the Prorated Bonus;

(3)	the COBRA Benefits; and

(4)	the LTI Benefits.

In addition, the Advisor Period and remuneration set forth in Section 5.B will commence.

D.	Required Approval

Notwithstanding anything contained herein to the contrary, prior to the third anniversary of the Closing Date, (1) your removal as, or the failure to appoint, re-elect or re-nominate you to, as applicable, your position as Executive Chairman of the Board and of the Bank Board, (2) any termination of your employment for any reason by the Company, the Bank or any of their respective subsidiaries, or (c) any modification to the terms and conditions of your employment that would be a basis for you to assert a claim for termination for Good Reason will, in each case, require the affirmative vote of at least 75% of the full Board.

E.	Resignation

Upon your cessation of service as Executive Chairman, unless otherwise requested by the Company, your service on the Board and the Bank Board will automatically cease, and you will promptly resign from all positions (including, without limitation, any officer or director position) with the Company and its affiliates.

5.	Consulting Service

A.	Advisor Period; Duties

Immediately following your termination of employment (unless your termination of employment occurs prior to the third anniversary of the Closing Date) upon the expiration of the Employment Period and until the fifth anniversary of the Closing Date (the “Advisor Period”), you agree to provide consulting services to the Company as you and the CEO may mutually agree upon from time to time. Your service during the Advisor Period may not be terminated by the Company other than by the Company for Cause or due to your death or Disability.

B.	Advisor Fee and Remuneration

During the Advisor Period, you will be entitled to an annual advisor fee equal to $3,000,000 (the “Advisor Fee”), payable in equal monthly installments (in arrears on the first business day of each month) during the Advisor Period. During the Advisor Period, you will also be provided with an executive office, access to administrative support and business expense reimbursement consistent with the Company’s business expense reimbursement policies applicable to the Company’s executive officers as in effect from time to time. During the Advisor Period, you will not be eligible to participate in or accrue benefits under any benefit plan sponsored by the Company or its affiliates. For the avoidance of doubt, other than amounts and benefits that are payable with respect to your service as an employee, you will not be eligible for any remuneration, including the Advisor Fee, if you are serving on the Board during the Advisor Period.

On any termination of the Advisor Period, you will receive any Advisor Fees that are earned but unpaid with respect to the period prior to your date of termination and reimbursable business expenses that are incurred but unreimbursed through the date of termination. If the Advisor Period is terminated due to your death or Disability prior to the fifth anniversary of the Closing Date, any remaining portion of the Advisor Fee that otherwise would have been paid to you had you served for the full Advisor Period will be payable to you or your estate, as applicable, in a lump sum within thirty (30) days of the date of your death or Disability. Upon a termination of the Advisor Period by the Company for Cause, you will have no right to receive the Advisor Fee for periods after your date of termination.

You agree that you are performing the services during the Advisor Period as an independent contractor and not as an employee or agent of the Company or its affiliates. You shall be responsible for the payment of all applicable taxes levied or based upon the Advisor Fee and for all non-reimbursable expenses attributable to the rendering of the consulting services. Nothing in this Letter Agreement shall be deemed to constitute a partnership or joint venture between the Company and you, nor shall anything in this Letter Agreement be deemed to constitute the Company or you as the agent of the other. With respect to your provision of services during the Advisor Period, neither you nor the Company shall be or become liable to or bound by any representation, act or omission whatsoever of the other, and you shall have no authority to bind the Company or its affiliates.

You and the Company hereby agree that, based on the expected level of your services during the Advisor Period, your termination of employment at the end of the Employment Period is intended to constitute a “separation from service” (within the meaning of Section 409A).

6.	Restrictive Covenants

A.	Nondisclosure of Confidential Information

You shall not use or disclose any Confidential Information (as defined below) either during or following the term of this Letter Agreement, except as required by your duties under this Letter Agreement or as otherwise allowed under the paragraph below. Notwithstanding anything to the contrary in this Letter Agreement or otherwise, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

Your nondisclosure obligation under this Section 6.A does not apply to any use or disclosure that is: (1) made with the prior written consent of the Board; (2) required by a court order or a subpoena from a government agency (provided, however, that you must first provide the Company with reasonable notice of the court order or subpoena in order to allow the Company the opportunity to contest the requested disclosure); or (3) of Confidential Information that has been previously disclosed to the public by the Company or is in the public domain (other than by reason of your breach of this Letter Agreement).

“Confidential Information” includes any of the Company’s (or its subsidiaries’ or affiliates’) trade secrets, customer or prospect lists, information regarding product development, marketing plans, sales plans, strategic plans, projected acquisitions or dispositions, management agreements, management organization information (including data and other information relating to members of the Bank Board, the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other similar financial, commercial, business or technical information or any information that the Company or any of its subsidiaries or affiliates has received from service providers, other vendors or customers that these third parties have designated as confidential or proprietary.

B.	Non-Solicitation of Employees

You recognize that the Company’s workforce is a vital part of its business. Therefore, you agree that until the fifth anniversary of the Closing Date (the “Restricted Period”), you will not directly or indirectly solicit any employee of the Company or its affiliates to leave his or her employment with the Company or any of its affiliates. During the Restricted Period, you will not (1) disclose to any third party the names, backgrounds, or qualifications of any of the Company’s or any of its affiliates’ employees or otherwise identify them as potential candidates for employment or (2) directly or indirectly approach, recruit, interview, or otherwise solicit employees of the Company or any of its affiliates to work for any other employer. For purposes of this Section 6.B, employees include all employees working for the Company or any of its affiliates on the Date of Termination.

C.	Non-Solicitation of Clients or Customers

During the Restricted Period, you shall not solicit any customer of the Company or of any of its affiliates for services or products then provided by the Company or any of its affiliates. For purposes of this Section 6.C, “customers” means: (1) all customers serviced by the Company or any of its affiliates at any time within twelve (12) months before the Date of Termination, (2) all customers and potential customers whom the Company or any of its affiliates, with your knowledge or participation, actively solicited at any time within twelve (12) months before the Date of Termination, and (3) all successors, owners, directors, partners, and management personnel of the customers described in (1) and (2).

D.	Noncompetition

During the Restricted Period, you shall not engage in any activity as an officer, director, owner (except for an ownership of less than three percent (3%) of any publicly traded security), employee, consultant, or otherwise of a financial services company (or, to your knowledge, proposed to be) in competition with the Company or its affiliates with an office or doing business within fifty (50) miles of any office or branch of the Company or of any of its affiliates in existence on the Date of Termination. The parties acknowledge that you were informed in writing received at least two (2) weeks before the date of this Letter Agreement that a noncompetition agreement is required as a condition of employment.

E.	Judicial Modification; Remedies

If a court or any other administrative body with jurisdiction over a dispute related to this Letter Agreement should determine that the restrictive covenants set forth in this Section 6 are unreasonably broad, the parties hereby authorize and direct said court or administrative body to narrow the same so as to make it reasonable, given all relevant circumstances, and to enforce the same. The covenants in this Section 6 shall survive termination of this Letter Agreement.

You recognize and agree that any breach of the covenants set forth in this Section 6 by you will cause immediate and irreparable injury to the Company, and you hereby authorize recourse by the Company to injunction and/or specific performance, as well as to other legal or equitable remedies to which it may be entitled.

7.	Section 409A

It is the intent of the parties that the payments and benefits under this Letter Agreement will be exempt from or otherwise comply with the provisions of Section 409A, and this Letter Agreement will be administered and interpreted in a manner consistent with this intent. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception. Each payment and benefit under this Letter Agreement will be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of payment. The parties intend that the terms and provisions of this Letter Agreement will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A. All reimbursements of costs and expenses or in-kind benefits provided under this Letter Agreement will be made or provided in accordance with Section 409A, including, where applicable, that the right to reimbursement or in-kind benefits will not be subject to liquidation and may not be exchanged for any other benefit, the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year will not affect amounts reimbursable or provided as in-kind benefits in any subsequent year, and all expense reimbursements that are taxable income to you will in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

Notwithstanding any other provision of this Letter Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this Letter Agreement during the six (6)-month period following your separation from service (as determined in accordance with Section 409A) on account of your separation from service will be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”). If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A will be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of your death.

8.	Limitation on Payments under Certain Circumstances

In the event that any payments or benefits otherwise payable to you (upon a Company CIC or another transaction involving the Company that occurs after the Closing Date) (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall be either (A) delivered in full, or (B) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis of the greatest amount of benefits. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (2) equity-based payments that may not be valued under 24(c), (3) cash payments that may be valued under 24(c), (4) equity-based payments that may be valued under 24(c), and (5) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Date of Termination (or other relevant date). If acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in a manner that results in the maximum economic benefit to you subject to compliance with Section 409A.

All determinations required to be made under this Section 8, including the reduction payments hereunder and the assumptions to be utilized in arriving at such determinations, will be made by a public accounting firm or other advisor that is retained by the Company prior to the applicable Company CIC or other transaction in its reasonable discretion (the “Accounting Firm”) and whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company agree to furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this provision. Any determinations by the Accounting Firm with respect to whether any payments or benefits are subject to reduction under this Section 8 will be binding upon you and the Company.

The Company shall cooperate with you in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by you (including your agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant), before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

9.	Miscellaneous.

This Letter Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you. This Letter Agreement and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs, or legatees. This Letter Agreement and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns.

This Letter Agreement will be governed and construed in accordance with the laws of the State of Oregon, without regard to conflict of laws principles thereof. This Letter Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision of this Letter Agreement, and this Letter Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately re-formed or modified).

The Company may withhold from any amounts payable under this Letter Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

The Company’s obligation to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, defense, or other claim, right, or action that the Company or its subsidiaries or affiliates may have against you or others, except as provided in this Letter Agreement related to compliance with the covenants in Section 6. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement and such amounts will not be reduced regardless of whether you obtain other employment.

Upon the expiration or termination of this Letter Agreement or your services, the respective rights and obligations of the parties hereto, including your obligations under Section 6, shall survive such expiration or termination consistent with the terms of this Letter Agreement and otherwise to the extent necessary to carry out the intentions of the parties hereunder.

Any notices given under this Letter Agreement (1) by the Company to you will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (2) by you to the Company will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at the Company’s corporate headquarters.

This Letter Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any other agreement or understanding between the parties with respect to the subject matter hereof, including the Employment Agreement. This Letter Agreement may be executed in separate counterparts, each of which will be deemed to be an original but all of which taken together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Letter Agreement.

[Signature Page Follows]

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Craig Eerkes
Name:	Craig Eerkes
Title:	Chairman of the Board of Directors

Accepted and Agreed

I hereby agree with and accept the terms

and conditions of this Letter Agreement:

/s/ Cort O’Haver
Name:	Cort O’Haver
Date:	October 11, 2021

[Signature Page to Letter Agreement]

EXHIBIT A

SERVICES

•

In conjunction with the CEO, (i) create the initial long-range strategic plan; (ii) be a principal in integration planning matters and activities and support the execution of the integration plan and delivery of targeted performance objectives for the combined company, with the Integration Office reporting primarily to the CEO and secondarily on a dotted-line basis to the Executive Chairman; (iii) advise on the initial organizational structure and selection of the executive team; (iv) interview and recommend to the lead directors of each of the Company and Umpqua, the initial members of the Board and the Bank Board; and (v) provide advice, guidance and assistance to the CEO.

•	Work to ensure the retention of the relationships with the Company’s and Umpqua’s colleagues, customers and other key stakeholders.

•

As Executive Chairman and a member of each of the Board and Bank Board, (i) chair meetings of the Board and Bank Board and perform the role of Chairman of the Board and Bank Board; (ii) preside at shareholder meetings; (iii) update the Board and Bank Board on critical issues; and (iv) such other duties as are commensurate with such position and status as may be agreed between you and the Board or CEO from time to time.

•	Together with the lead independent director of the Board and the CEO, cooperate to develop and maintain a good working relationship among the offices of the Executive Chairman, the CEO and the Board.

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EXHIBIT B

RELEASE AGREEMENT

1. Release. By signing this release of Claims (as defined below) (the “General Release”), you, on behalf of yourself and your heirs, executors, administrators and assigns, in consideration of the payments and benefits provided to you by Columbia Banking System, Inc. (the “Company”) pursuant to Section 4 of that certain letter agreement between you and the Company, dated as of October 11, 2021 (the “Letter Agreement”), knowingly and voluntarily waive, terminate, cancel, release and discharge forever the Company, its subsidiaries, affiliates, officers, directors, employees, members, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) have or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this General Release arising under or in connection with your employment or termination of employment or services with the Company and its subsidiaries and affiliates (together, as constituted from time to time, the “Group”), including, without limitation: breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity; defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits; attorneys’ fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, Chapter 659A of the Oregon Revised Statutes, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Oregon Family Leave Act, the Oregon Military Family Leave Act, the Family and Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Group or the termination of that employment. This General Release will not, however, apply to or affect (i) any obligation of the Company pursuant to the Letter Agreement, (ii) any indemnification or similar rights from the Group you may have as a current or former officer, director, employee or agent of the Group, including, without limitation, any and all rights thereto under applicable law, the bylaws or other governance documents of any member of the Group, or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements (including the Letter Agreement), as applicable, (iii) any Claim you may have as the holder or beneficial owner of securities of any member of the Group or other rights relating to securities or equity awards in respect of the common stock of any member of the Group, (iv) any benefits or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes, (v) any benefit to which you are entitled under any tax qualified pension plan of the Group, continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, vested benefits under any other benefit plans of the Group or any other welfare benefits required to be provided pursuant to the terms of the applicable plan, (vi) rights to accrued but unpaid salary, paid time off, vacation or other compensation through the date of your termination of employment, (vii) any unreimbursed business expenses and (viii) any claims that may arise in the future from events or actions occurring after your date of termination of employment or services or which may not be released through an agreement such as this General Release under applicable law (claims with respect thereto, collectively, “Excluded Claims”).

2. Proceedings. You further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf, has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Released Parties with respect to any Claims other than Excluded Claims.

3. Acknowledgements by You. You hereby acknowledge and confirm that you were advised by the Company in connection with your termination of employment or services to consult with an attorney of your choice prior to signing this General Release, including, without limitation, with respect to the terms relating to your release and waiver of Claims arising under ADEA, and that you have in fact consulted an attorney. You have been given twenty-one (21) days to review this General Release, and you are signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and you voluntarily accept the benefits provided for under Section 4 of the Letter Agreement for the purpose of making full and final settlement of all claims referred to above. You also understand that you have seven (7) calendar days from the date you sign this General Release to revoke your signature on this General Release, and that this General Release and any obligations that the Company has under Section 4 of the Letter Agreement will not become effective if you exercise your right to revoke your signature on this General Release within seven (7) days from the date you sign this General Release. You understand that such revocation must be delivered to the Company at its headquarters, directed to the attention of the Company’s General Counsel, during such period to be effective.

4. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Oregon applicable to contracts executed in and to be performed in that State.

B-1

IN WITNESS WHEREOF, this General Release has been executed on the date set forth below.

By:
Name:	Cort O’Haver
Date:

B-2